Exhibit 3.1

PROLOGIS, INC.

ARTICLES SUPPLEMENTARY

Prologis, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors (the “Board”) of the Company duly adopted by unanimous written consent a resolution that prohibits the Company from electing to be subject to Section 3-803 of the MGCL;

SECOND: Pursuant to Article X, Section D of the Articles of Incorporation of the Company, the Board designated the above resolution to be “irrevocable”, which may not be revoked, altered or amended subsequently by the Board without approval of the holders of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company by the affirmative vote of a majority of all votes entitled to be cast in respect of the issued and outstanding shares of Common Stock;

THIRD: The election to prohibit the Company from becoming subject to Section 3-803 of the MGCL without the requisite stockholder approval referenced above has been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 3rd day of April, 2014.

Prologis, Inc.

By:	/s/ Deborah K. Briones
Name: Deborah K. Briones
Title: Senior Vice President

ATTEST:

/s/ Jessica L. Polgar
Name: Jessica L. Polgar
Title: Assistant Secretary